EXHIBIT 10.12 1999 DIRECTOR'S DEFERRED COMPENSATION PLAN

I.  Name and Purpose.

The name of the plan is the Juniata Valley Bank and Juniata Valley Financial Corp. Directors Deferred Compensation Plan (the "Plan"). Its purpose is to provide its respective Directors with the opportunity to defer receipt of their compensation to a future date. Juniata Valley Bank and Juniata Valley Financial Corp. (the "Sponsors") have adopted this program in recognition of the valuable services of its Directors and the desire to provide them with additional flexibility in their personal financial planning.

II.  Effective Date.

The Plan shall be effective as of January 1, 1999.

III.  Eligibility.

Each Director on the Sponsors' Boards of Directors is eligible to participate in the Plan. Any eligible individual who elects to participate in the Plan is hereinafter referred to as a "Participant".

IV.  Administration of the Plan.

The Plan will be administered by the Board of Directors of Juniata Valley Financial Corp. The Board of Directors will have the right to interpret the provisions of the Plan. However, no Participant may partake in any decision which would specifically affect his or her own deferral account.

V.  Definition of Compensation.

As used throughout this document, the term "Compensation" refers to the amount of Director's fees a Participant receives. A maximum of one hundred percent (100%) of a Director's compensation may be deferred under this Plan.

VI.  Election to Participate.

     (a) Any eligible individual may irrevocably elect, prior to the beginning of each calendar year, but no later than December 31 of the preceding calendar year, to participate in the Plan and defer receipt of all or part of the cash Compensation (as defined in Section V) that would otherwise have been payable to him or her, to a distribution date defined in Section
     VIII. A new Participant may make an election with respect to future cash Compensation, including cash Compensation earned in the first year of eligibility, within thirty (30) days after becoming eligible.

     (b) The election will be made on a written form called a "Notice of Election" signed by the Participant and delivered to the Board of Directors. This election will continue in effect for future years in which the Participant is eligible to participate unless the Participant submits a written request revoking or revising his or her election on a Notice of Election form.

     Any revocation or revised deferral election will be applicable only to compensation the Participant may earn for services performed in the future and will be effective as of January 1 of the year specified, provided that the signed Notice of Election form has been received by the Board of Directors by December 31 of the preceding calendar year.

     (c) Nothing in this Section VI prevents a Participant from filing an election not to participate for a calendar year and thereafter filing another election to participate in the Plan for any subsequent calendar year.

VII. Deferral Accounts.

     A deferred compensation account will be established for each Participant as a bookkeeping instrument. Credits will be made to a Participant's account on the same dates compensation would have otherwise been paid to him or her currently. The deferred compensation will be credited with interest, credited and compounded quarterly, until distribution is made in full. The interest rate for purposes of this Plan will be the current interest rate of Juniata Valley Bank's Floating IRA Savings Program (updated quarterly).


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VIII. Method of Distribution of Deferred Compensation.

      (a) If a Participant who has not reached age fifty-five (55) resigns as a Director of the Sponsors, he or she will be paid his or her account balance in one lump sum as soon as administratively convenient. If a Participant, age 55 or older, resigns as Director of the Sponsors' Trust, he or she will be paid his or her account balance in approximately equal semi-annual payments over ten (10) years commencing on the earlier of January 1 or July 1 coinciding with or next following the date of resignation.

      (b) Cash amounts held pending distribution shall continue to accrue interest as provided in Section VII until the date of distribution. Any tax required by any governmental authority to be withheld shall be deducted from each distribution under the Plan.

      (c) The semi-annual installments will be made on the business day coinciding with or next following January 1 and July 1.

IX.   Change in Distribution Schedule.

      (a) In the event of the death of a Participant before full payment of Participant's account balance has been made, the Board of Directors shall pay the remaining balance of any deferred amount in one lump sum to the individual designated as Primary Beneficiary on the latest executed "Notice of Change of Beneficiary" form on file. If the Primary Beneficiary designated on the latest executed "Notice of Change of Beneficiary" form is no longer living, the Board of Directors shall pay the remaining balance of any deferred amount in one lump sum to the individual designed as Secondary Beneficiary on the latest executed "Notice of Change of Beneficiary" form on file. If the Secondary Beneficiary designated on the latest executed "Notice of Change of Beneficiary" form is no longer living, the Board of Directors shall pay the remaining balance of any deferred amount in one lump sum to the Participant's estate.

          If a Participant wishes to change the beneficiary he or she has previously designated, he or she may do so at any time by submitting a "Notice of Change of Beneficiary" form to the Plan Administrator.

      (b) In the event of permanent disability (as defined below) before full payment of a Participant's account balance has been made, the Board of Directors in its sole discretion shall be permitted to pay the balance of any deferred amount in one lump sum. Such payouts shall be made to the Participant or the legal representative of such Participant pursuant to paragraph (c) of Section XV.

          Permanent Disability: The Participant will be considered permanently disabled for the purposes of this Plan if, based on medical evidence, the Board of Directors determines that the Participant (1) is totally disabled, mentally or physically, (2) will remain so for the rest of his or her life, and (3) is, therefore, unable to continue his or her services to the Sponsor.

      (c) In the event of a Participant's "unforeseeable emergency", the Participant may submit a written petition to the Board of Directors for an early withdrawal from his or her remaining account balance. The Board of Directors has sole discretion in the determination of the merits of petitioner's "Unforeseeable Emergency" petition. Any early withdrawal approved by the Board of Directors is limited to the amount necessary to meet the emergency. Unforeseeable Emergency: An Unforeseeable Emergency is severe financial hardship to the Participant resulting from (1) a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Internal Revenue Code ss.152(a) of the Participant, (2) loss of the Participant's property due to casualty, (3) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant. The need to send a Participant's child to college or the desire to purchase a home are not considered to be Unforeseeable Emergencies.

      (d) If a Participant wishes to modify the payment schedule noted at
          Section VIII, he or she must submit a written petition to the Board of Directors for such change. The Board of Directors has sole discretion in whether to permit the requested change.


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X.    Rights of a Participant.

      Establishment of the Plan shall not be construed as giving any Participant the right to be retained as a Director of the Sponsors or the right to receive any benefits not specifically provided by the Plan.

      Income deferred under this Plan will not be segregated from the general funds of the Sponsors and no Participant will have any claim on any specific assets of the Sponsors. To the extent that any Participant acquires a right to receive benefits under this Plan, his or her right will be no greater than the right of any unsecured general creditor of the Sponsors and is not assignable or transferable except to his or her estate as defined in Section IX.

XI.   Amendment and Termination.

      (a) The Plan may be amended from time to time by resolution of the Board of Directors to comply with changes in the laws of the State and Federal Government having jurisdiction over the Sponsors. The amendment of any one or more provisions of the Plan shall not affect the remaining provisions of the Plan. No amendment shall reduce any benefits accrued by any Participant prior to the amendment.

      (b) The Board of Directors has the right to alter the method of crediting interest to deferral accounts or to cease crediting future interest at any time.

      (c) The Board of Directors has the right to terminate the Plan at any time. Any amount accumulated prior to the Plan's termination will continue to be subject to the provisions of the Plan.


XII.  Arbitration of Disputes.

      Any disagreement, dispute, controversy or claim arising out of, or relating to, this Plan or interpretation or validity hereof shall be settled exclusively and finally by arbitration. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association.

XIII. Notices.

      Notices and elections under this Plan must be in writing. A notice or election is deemed delivered if it is delivered personally or mailed by registered or certified mail to the person at his or her last known business address.


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XIV.

      (a) Controlling Law. Except to the extent superseded by federal law, the laws of the Commonwealth of Pennsylvania shall be controlling in all matters relating to the Plan, including construction and performance thereof.

      (b) Captions. The captions of sections and paragraphs of this Plan are for the convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

      (c) Facility of Payment. Any amounts payable hereunder to any Participant who is under legal disability or who, in the judgment of the Board of Directors, is unable to properly manage his or her financial affairs may be paid to the legal representative of such Participant or may be applied for the benefit of such Participant in any manner which the Board of Directors may select, and any such payment shall be deemed to be payment for such Participant's account and shall be a complete discharge of all liability of Sponsors with respect to the amount so paid.

      (d) Withholding of Payroll Taxes. To the extent required by the laws in effect at the time compensation or deferred compensation payments are made, Sponsors shall withhold from such compensation, or from deferred compensation payments made hereunder, any taxes required to be withheld for federal, state, or local government purposes.

      (e) Administrative Expenses. All expenses of administering the Plan shall be borne by Sponsors. No part thereof shall be charged against any Participant's account or any amounts distributable hereunder.

      (f) Any Provision of this Plan prohibited by the law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

      (g) Except as otherwise expressly provided herein, no member of the Sponsors' Boards of Directors, and no officer, employee, or agent of Sponsors shall have any liability to any person, firm, or corporation based on or arising out of the Plan, except in the case of gross negligence or fraud.

XV.   Unfunded Status of Plan.

      It is the intention of the parties that the arrangements herein described be unfounded for tax purposes and for purposes of Title I of ERISA. Plan Participants have the status of general unsecured creditors of the Sponsors. The Plan constitutes a mere promise by the Sponsors to make payments in the future. Any and all payments made to the Participant pursuant to the Plan, shall be made only from the general assets of the Sponsors. All accounts under the Plan shall be for bookkeeping purposes only and shall not represent a claim against specific assets of the Sponsors. Nothing contained in this Plan shall be deemed to create a trust of any kind or create any fiduciary relationship.

XVI.  Rights to Benefits.

      A Participant's rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiaries.